SECOND AMENDMENT TO CREDIT AGREEMENT



      THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of December 21, 1994 (this "Amendment") is by and among MASCOTECH, INC., a Delaware corporation, the Banks, NBD BANK, N.A., a national banking association, as Agent for the Banks, and COMERICA BANK, a Michigan banking association, THE BANK OF NEW YORK, a New York banking corporation, THE FIRST NATIONAL BANK OF CHICAGO, a national banking association, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York banking association, and NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association, as Co-Agents.


                                    RECITALS

      A. The Company, the Banks, the Agent and the Co-Agents are parties to a Credit Agreement dated as of September 2, 1993, as amended by a First Amendment to Credit Agreement dated as of June 29, 1994. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed thereto in such Agreement.

      B. The Company, the Banks, the Agent and the Co-Agents are willing to amend the Agreement as set forth herein.


                                      TERMS

      In consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:

ARTICLE I.  AMENDMENTS.  Upon fulfillment of the conditions set forth in
Article III hereof, the Agreement shall be amended as follows:


            The definition of "EBIT" contained in Section 1.1 is restated in its entirety to read as follows:

            "EBIT" means, for any period, Net Income, exclusive of any Non-Cash Special Items, for such period plus, to the extent deducted in determining such Net Income: (a) Interest Charges for such period, (b) income and other taxes and (c) for all purposes other than calculating the Interest Coverage Ratio in determining the Applicable Margin, the portion of the special charges not included in Non-Cash Special Items, recorded through December 31, 1995, relating to the

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            sale and/or restructuring of certain of the business units of the
            Company and its Subsidiaries, the general components of such sale and/or restructuring to be announced no later than February 28, 1995, provided that for purposes of this definition such portion not included in Non-Cash Special Items shall not exceed $30,000,000.

      1.2   Section 7.5 is restated in its entirety as follows:

            Total Leverage Ratio. The Company will not permit or suffer the Total Leverage Ratio to be greater than
            (a) 1.75 to 1.0 as of the last day of any fiscal quarter of the Company occurring during the period from January 1, 1994 through December 30, 1994, (b) 1.75 to 1.0 as of the last day of any fiscal quarter of the Company during the period from December 31, 1994 through March 31, 1995, (c) 1.65 to 1.0 as of the last day of any fiscal quarter of the Company occurring during the period from April 1, 1995 through December 30, 1995, (d) 1.40 to 1.0 as of December 31, 1995, (e) 1.65 to 1.0 as of the last day of any fiscal quarter of the Company occurring during the period from January 1, 1996 through December 30, 1996, (f) 1.25 to 1.0 as of December 31, 1996, (g)
            1.50 to 1.0 as of the last day of any fiscal quarter of the Company occurring during the period from January 1, 1997 through December 30, 1997, (h) 1.0 to 1.0 as of December 31, 1997, (i) 1.25 to 1.0 as of the last day of any fiscal quarter of the Company occurring during the period from January 1, 1998 through December 30, 1998,
            (j) 1.0 to 1.0 as of December 31, 1998, and (k) 1.25 to
            1.0 as of the last day of any fiscal quarter of the Company thereafter.

      1.3   Clause (a) of Section 7.8 is restated in its entirety as follows:

            (a) The Company will not permit or suffer the Senior Debt Coverage Ratio to be greater than (i) 5.50 to 1.00 at any time during the period from the Closing Date through September 29, 1995, and (ii) 5.00 to 1.00 at any time thereafter.

      1.4   Clause (c) of Section 7.8 is restated in its entirety as follows:

            (c) As used in this Section 7.8, the term "Maximum Allowed Senior Debt Coverage Ratio" means (i) 4.25 to
            1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending during the period from the Closing Date through December 30, 1993, (ii) 4.00 to 1.00 on the Relevant Day immediately following December 31, 1993, (iii) 4.25 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the

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

            Company ending during the period from January 1, 1994 through December 30, 1994, (iv) 3.50 to 1.00 on the Relevant Day immediately following December 31, 1994, (v) 5.50 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending during the period from January 1, 1995 through September 29, 1995, (vi) 3.75 to 1.00 on the Relevant Day immediately following September 30, 1995, (vii) 3.50 to 1.00 on the Relevant Day immediately following December 31, 1995, (viii) 3.75 to
            1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending during the period from January 1, 1996 through December 30, 1996, (ix) 3.25 to 1.00 on the Relevant Day immediately following each of December 31, 1996 and December 31, 1997, and (ix) 3.50 to 1.00 on the Relevant Day immediately following the last day of any fiscal quarter of the Company ending after January 1, 1997, other than the fiscal quarter ending December 31, 1997. For purposes of this Section 7.8, all Senior Debt which is repaid with cash received by the Company from Masco Corporation for the purchase of preferred stock or subordinated debt securities pursuant to the Securities Purchase Agreement within forty-five days after the last day of any fiscal quarter of the Company shall be deemed repaid as of the last day of such fiscal quarter, and during such forty-five day period no Default shall be deemed to have occurred due to noncompliance with this Section 7.8.


ARTICLE II.  REPRESENTATIONS.  The Company represents and warrants that:

      2.1 The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and do not and will not violate the provisions of any applicable law or regulation or of the certificate of incorporation or bylaws of the Company or any Subsidiary or any order of any court, regulatory body or arbitral tribunal and do not and will not result in the breach of, or constitute a default or require any consent under, or create any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, any indenture or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its property may be bound or affected. The execution, delivery and performance of this Amendment do not require, for the validity thereof, nor does the enforceability of this Amendment require, any filing with, or consent, authorization or approval of, any state or federal agency or regulatory authority, other than filings, consents or approvals which have been made or obtained.

      2.2 This Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

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

      2.3 After giving effect to the amendments herein contained, the representations and warranties contained in Article VI of the Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

      2.4   As of the date hereof, there is no Default.



ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall not become effective until the following shall have been delivered to the Agent:

      3.1 This Amendment duly executed on behalf of the Company and the Required Banks.

      3.2 A copy of the resolutions adopted by the Board of Directors of the Company, certified by an officer of the Company as being true and correct and in full force and effect without amendment as of the date hereof, authorizing the Company to enter into this Amendment.

      3.3 An opinion of counsel for the Company in the form of Schedule 3.3 hereto.



ARTICLE IV.  MISCELLANEOUS.


      4.1 The Company shall pay to the Agent, for the benefit of each Consenting Bank, on or within two Business Days after the date of this Amendment an amendment fee in the amount of five basis points of the Commitment of such Consenting Bank. As used herein, a "Consenting Bank" shall be a Bank which both (a) commits in writing to the Agent on or before December 19, 1994 to execute this Amendment and (b) executes this Amendment.

      4.2   For purposes of the representation contained in the last sentence of
Section 6.6, the Banks acknowledge that, after giving effect to the special charges recorded by the Company and its Subsidiaries through December 31, 1995 relating to the sale and/or restructuring of certain of the business units of the Company and its Subsidiaries, the general components of such sale and/or restructuring to be announced no later than February 28, 1995, there has been no material adverse change in the consolidated operations or condition, financial or otherwise, of the Company and its Consolidated Subsidiaries considered as a whole since December 31, 1992, to the extent of $375,000,000 aggregate after-tax amount of such charges; provided, however, that the foregoing does not constitute an acknowledgement as to the effect of any special charge or event other than the special charge referred to above for purposes of the representation contained in the last sentence of Section 6.6.

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

      4.3 References in the Agreement or in any note, certificate, instrument or other document to the Agreement shall be deemed to be references to the Agreement as amended from time to time.

      4.4 The Company agrees to pay and to save the Agent harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Agent in connection with preparing this Amendment and the related documents.

      4.5 The Company agrees that the Agreement and other documents and agreements executed by the Company in connection with the Agreement in favor of the Agent, the Co-Agents and/or the Banks are ratified and confirmed and shall remain in full force and effect, except as expressly amended hereby.

      4.6 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures shall be effective.

      4.7 This Amendment is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.


      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.


NBD BANK, N.A.                            MASCOTECH, INC.


By: /s/ Richard H. Huttenlocher           By: /s/ Timothy Wadhams
    Richard H. Huttenlocher                   Timothy Wadhams
    Its: Vice President                       Its Vice President-
                                                  Controller and Treasurer



THE BANK OF NEW YORK                      COMERICA BANK


By: /s/ Douglas A. Ober                   By: /s/ James R. Grossett

    Its: Vice President                       Its: Vice President

THE FIRST NATIONAL BANK                   MORGAN GUARANTY TRUST
 OF CHICAGO                                COMPANY OF NEW YORK

By: /s/ The First National Bank           By: /s/ Timothy S. Broadbent
         of Chicago

    Its: __________________________           Its: Vice President



NATIONSBANK OF NORTH                      BANK OF AMERICA ILLINOIS
 CAROLINA, N.A.

By: /s/ William A. Bowen, Jr.             By: /s/ Bank of America Illinois

    Its: Vice President                      Its: ___________________________



PNC BANK, NATIONAL ASSOCIATION            BANK OF AMERICA NATIONAL
                                           TRUST AND SAVINGS ASSOCIATION

By: /s/ Jack Broeren                      By: /s/ Bank of America National
                                                   Trust and Savings Association
    Its: Assistant Vice President
                                             Its: _________________________


MICHIGAN NATIONAL BANK                    ROYAL BANK OF CANADA


By: /s/ Joseph M. Redoutey                By: /s/ Holly Spencer Kaczmarczyk

    Its: Second Vice President                  Its: Manager


NATIONAL CITY BANK                        THE FUJI BANK, LTD.


By: /s/ National City Bank                By: /s/ Peter L. Chinnici

    Its: _________________________              Its: Joint General Manager


FIRST BANK NATIONAL                       CITIBANK, N.A.
 ASSOCIATION

By: /s/ First Bank National               By: /s/ Barbara A. Cohen
         Association
                                              Its: Vice President
    Its: _________________________



CIBC INC.                                 WACHOVIA BANK OF GEORGIA, N.A.


By: /s/ Kent Davis                        By: /s/ Wachovia Bank of Georgia, N.A.

    Its: Vice President                         Its: _________________________


CORESTATES PHILADELPHIA                   SHAWMUT BANK
  NATIONAL BANK                            CONNECTICUT, N.A.


By: /s/ Corestates Philadelphia           By: /s/ Manfred O. Eigenbrod

    Its: ________________________               Its: Managing Director


FIRST NATIONAL BANK                       THE SANWA BANK, LIMITED,
  OF BOSTON                                CHICAGO BRANCH


By: /s/ First National Bank               By: /s/ Richard H. Ault
         of Boston
                                                Its: Vice President
    Its: _______________________